Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Second Quarter 2023 Financial Results

Addison, Texas – July 17, 2023 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended June 30, 2023. The Company's net income available to common shareholders was $9.6 million, or $0.82 per basic share, for the quarter ended June 30, 2023, compared to $8.3 million, or $0.69 per basic share, for the quarter ended March 31, 2023 and $10.8 million, or $0.90 per basic share, for the quarter ended June 30, 2022. Return on average assets and average equity for the second quarter of 2023 were 1.17% and 12.87%, respectively, compared to 1.01% and 11.18%, respectively, for the first quarter of 2023 and 1.35% and 14.85%, respectively, for the second quarter of 2022. The increase in earnings during the second quarter of 2023, compared to the first quarter of 2023 was primarily due to a one-time gain on the sale of nonmarketable correspondent bank stock of $2.8 million. Without this one-time gain, net of tax, earnings for the quarter were $7.3 million1, or $0.63 earnings per basic common share.

"We are pleased with several positive developments during the second quarter that continue to strengthen our balance sheet and drive long term shareholder value. The Bank has strong asset quality with historically low nonperforming assets and we expect our credit quality metrics will continue to experience benefits from the robust economic environment in Texas. We put our excess capital to work and repurchased 322,601 shares of stock during the quarter at an attractive average price of $25.13 per share. Our earnings were good with earnings per basic share, net of extraordinary items, of $0.63 per share1. We've also been able to defend our NIM relative to peers with a 3.19% tax equivalent margin, a slight decrease from the prior quarter. During this period of lower asset growth, we'll continue to focus efforts on our strategic plan execution, improvements to net interest margin and operational efficiencies throughout the Company," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Excellent Asset Quality. Nonperforming assets as a percentage of total assets were 0.11% at June 30, 2023, compared to 0.40% at March 31, 2023 and 0.30% at June 30, 2022. Net charge-offs (annualized) to average loans were 0.03% for the quarter ended June 30, 2023, compared to 0.00% for the quarter ended March 31, 2023, and 0.02% for the quarter ended June 30, 2022. During the second quarter, four nonperforming loans that were acquired from Westbound Bank with combined balances of $6.7 million were resolved and paid off with minimal charge-offs. An additional nonperforming loan with an outstanding balance of $1.4 million was resolved and paid off with a minimal charge-off.

Commercial real estate (CRE) loans, particularly office related loans, have received increased scrutiny in recent months. Our CRE loans and real estate C&D loans represent 38.2% and 14.8% of the total loan portfolio, respectively. Office-related loans represent 4.4% of the total loan portfolio and have an average balance of $541,000.

Although asset quality remains strong, we adjusted certain qualitative factors during the second quarter to incorporate industry-wide concerns over CRE valuations and the possibility of higher-for-longer interest rates, which could impact cash flows and repayment ability of borrowers. These qualitative adjustments, along with minimal charge-offs and a slight reduction in the loan portfolio, resulted in no provision for credit loss in the second quarter of 2023.

•
Granular and Reliable Deposit Base. As of June 30, 2023, we have 85,615 total deposit accounts with an average account balance of $29,693. We have a historically reliable core deposit base, with strong and trusted banking relationships. Total deposits decreased by $20.6 million during the second quarter, which consisted primarily of a decrease in public funds balances of $28.1 million, a decrease in other deposits of $52.3 million, partially offset by an increase in brokered certificates of deposit of $50.0 million. The bank has not historically used brokered deposits and does not foresee a reliance on them going forward, but issued these deposits during the quarter to test their availability as a contingent liquidity source. We also had an increase of approximately $7.0 million in collateralized repurchase agreements, which are shown on our balance sheet as a separate line item than deposits, but would be classified as deposits if not for the repurchase agreement.

As an additional resource to our uninsured depositors, we implemented both the IntraFi CDARS and ICS programs during the second quarter of 2023. These programs allow CD and money market deposit customers, respectively, to obtain full FDIC deposit insurance while maintaining one time deposit or savings relationship with our Bank. Excluding public funds and bank-owned accounts, our uninsured deposits as of June 30, 2023 were 22.31% of total deposits.

We continued to increase interest rates paid on deposits during the quarter in order to pay competitive rates, however noninterest-bearing deposits still represent 35.2% of total deposits. Our cost of interest-bearing deposits increased 50 basis points during the quarter from 1.91% in the prior quarter to 2.41%, representing a beta on interest-bearing deposits of approximately 105.6% for the linked quarter compared to the federal funds target rates. Our cost of total deposits (cost of funds)

1. Net earnings less extraordinary items is calculated as net earnings, less the gain on sale of correspondent bank stock, net of tax, of $2.2 million during the quarter ended June 30, 2023.

for the second quarter of 2023 increased 35 basis points from 1.18% in the prior quarter to 1.53%, representing a beta on total deposits of approximately 73.9% for the linked quarter.

•
Strong Capital and Liquidity. Our capital and liquidity ratios, as well as contingent liquidity sources, are solid. We are taking advantage of low stock prices to repurchase shares of Company stock and add intrinsic value for shareholders. During the second quarter of 2023, we repurchased 322,601 shares, or 2.8% of average shares outstanding during the period, at an average price of $25.13 per share. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 12.9% as of quarter-end. Our total available contingent liquidity, net of current outstanding borrowings, is $1.5 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit. Finally, our total equity to average assets as on June 30, 2023 is 9.1%. If we had to recognize our entire unrealized losses on both AFS and HTM securities, the ratio would be 8.3%†, which is still well capitalized under regulatory requirements.
•
Investment Portfolio Discipline. During late 2021 and early 2022, we had significant excess cash but did not believe the low yields on investments at that time warranted the interest rate risk. To slightly improve the yields meant investing in securities with much longer lives. Because of this disciplined approach, our total unrealized losses, including both AFS and HTM securities remain manageable and low. However, during the second quarter, we used advantageous market movements to restructure $14.3 million in AFS securities to improve overall yield with minimal realized losses and an estimated earnback period of just under one year. The table below presents total unrealized losses as of June 30, 2023, along with estimated unrealized losses if interest rates increase or decrease by 100 basis points.

	June 30, 2023		Net Unrealized Loss
(dollars in thousands)	Amortized Cost	Estimated Fair Value	-100 bps	Actual	+100 bps
Available for sale	$187,959	$166,596	$(12,801)	$(21,363)	$(29,313)
Held to maturity	437,292	402,735	(18,333)	(34,557)	(50,644)
Total securities	$625,251	$569,331	$(31,134)	$(55,920)	$(79,957)

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the provision for credit losses, in the second quarter of 2023 and 2022 was $24.7 million and $26.9 million, respectively, a decrease of $2.1 million, or 8.0%. The decrease in net interest income resulted from an increase in interest expense of $11.8 million, or 518.4%, compared to the prior year quarter, which was partially offset by an increase in interest income of $9.6 million, or 33.0%, from the same quarter in the prior year. The increase in interest expense was due primarily to an $8.3 million increase in deposit interest and a $3.2 million increase in FHLB advance interest, each resulting from rising interest rates between the two periods. The increase in interest income was primarily due to an increase in loan interest of $9.0 million, or 36.6%, and an increase in fed funds sold and interest-bearing deposits of $701,000, or 667.6%, during the current quarter compared to the prior year quarter.

Net interest margin, on a fully taxable equivalent basis, for the second quarter of 2023 and 2022 was 3.19% and 3.61%, respectively. Net interest margin decreased 41 basis points primarily due to interest bearing liabilities repricing faster than our interest-earning assets. The cost of interest-bearing liabilities increased 232 basis points from the prior year quarter, while interest earning asset yields increased 117 basis points. The increase in the cost of interest-bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 0.38% to 2.41%, a change of 203 basis points, in the second quarter of 2023 compared to the same period in 2022, as well as increased rates on FHLB advances, which increased from 1.62% to 5.13%, an increase of 351 basis points, from the prior year quarter. The increases in cost were partially offset by increases in yield on the loan portfolio from 4.77% to 5.70%, or 93 basis points, as well as 54 bps and 70 bps increases in yield on AFS and HTM securities, respectively. Although the cost of interest bearing liabilities have repriced more quickly during this period, the weighted average yield on $65.2 million in new loans originated in the second quarter was 8.14%.

Net interest income, before the provision for credit losses, decreased $459,000, or 1.8%, from $25.2 million in the first quarter of 2023 to $24.7 million in the second quarter of 2023. The decrease in net interest income resulted primarily from an increase in interest expense of $2.0 million, or 17.1%, partially offset by an increase in interest income of $1.6 million, or 4.3%. The increase in interest expense resulted primarily from an increase of $2.3 million, or 29.9%, in interest-bearing deposit expense, offset by a slight decrease in FHLB advances expense of $425,000, or 11.3%, from the prior quarter. Interest earned on loans increased $1.4 million, or 4.5%, from the prior quarter.

Net interest margin, on a taxable equivalent basis, decreased from 3.24% for the first quarter of 2023 to 3.19% for the second quarter of 2023, a decrease of five basis points. The decrease in net interest margin was primarily due to an increase in the cost of interest-bearing deposits from 1.91% in the first quarter to 2.41% in the second quarter of 2023, a change of 50 basis points, while loan yield increased from 5.46% for the first quarter of 2023 to 5.70% for the second quarter of 2023, a change of 24 basis points.

During the first and second quarters of 2023, we recorded no provision for credit losses. During the fourth quarter of 2022, we recorded a $2.8 million provision to incorporate economic forecasts for a recession into our CECL model. The factors that were adjusted in the fourth quarter of 2022 are still relevant, however additional adjustments to certain qualitative factors were made in the current quarter to incorporate industry level concerns with respect to CRE valuations and "higher for longer" interest projections that could impact borrower cash flows and repayment ability. These qualitative factor adjustments were offset by a decline in the total loan portfolio balance during the quarter, resulting in no adjustment to the ACL during the quarter. As of June 30, 2023 and December 31, 2022, our allowance for credit losses as a percentage of total loans was 1.36% and 1.34%, respectively.

Noninterest income increased $1.8 million, or 29.5%, in the second quarter of 2023 to $7.9 million, compared to $6.1 million for the second quarter of 2022. The increase from the same quarter in 2022 was due to an increase in other noninterest income of $2.6 million, or 295.1%, resulting primarily from a one-time gain on the sale of nonmarketable correspondent bank stock of $2.8 million. This increase was partially offset by a decrease in the gain on sale of loans of $409,000, or 46.4%, and a $322,000, or 100.0%, increase in the net realized loss on sale of securities, along with a $52,000, or 51.0%, decrease in mortgage fee income compared to the same quarter in the prior year.

Noninterest expense increased $777,000, or 3.9%, in the second quarter of 2023 to $20.5 million, compared to the second quarter of 2022. The increase in noninterest expense in the second quarter of 2023 was driven primarily by a $285,000, or 120.3%, increase in FDIC insurance assessment fees, a $212,000, or 27.4%, increase in legal and professional fees primarily related to recruiting and additional proxy related fees, a $209,000, or 1.8%, increase in employee compensation and benefits, due to higher salaries and benefits of $581,000, partially offset by a decrease in bonus expense of $404,000, and an increase in software and technology expense of $192,000, or 14.3%, compared to the second quarter of 2022, due to additional technology investments and an increase in the cost of our core processing software. The increases were partially offset by a $94,000, or 3.3%, decrease in occupancy expense, a $51,000, or 15.9%, decrease in advertising and promotions fees and a decrease in amortization expense of $29,000, or 16.3%, from the prior year quarter.

Noninterest income in the second quarter of 2023 increased by $3.0 million, or 60.5%, from $4.9 million in the first quarter of 2023. The increase is due to an increase in other noninterest income of $2.8 million, or 406.8%, primarily resulting from a one-time gain on the sale of nonmarketable correspondent bank stock of $2.8 million. Merchant and debit card fee income also increased $447,000, or 26.7%, quarter-over-quarter, due to an annual service provider bonus of $299,000 received during the current quarter. These increases were partially offset by a $415,000, or 446.2%, decrease in income resulting from a realized gain on securities of $93,000 in the first quarter and realized loss on securities of $322,000 in the second quarter of 2023.

Noninterest expense increased $504,000, or 2.5%, in the second quarter of 2023, from $20.0 million for the quarter ended March 31, 2023. The increase resulted from a $402,000, or 69.0%, increase in legal and professional fees which was primarily due to annual meeting, proxy and related filing fees paid during the second quarter of 2023. The remainder of the increase was due to an increase in FDIC insurance assessment fees of $221,000, or 73.4%, a $140,000, or 23.4%, increase in ATM and debit card expense and a $135,000, or 9.7%, increase in software and technology expense during the second quarter of 2023 compared to the first quarter of 2023. These increases were partially offset by a $325,000, or 2.7%, decrease in employee compensation and benefits, primarily from lower bonus expense accruals.

The Company’s efficiency ratio in the second quarter of 2023 was 62.84%, compared to 59.80% in the prior year quarter and 66.41% in the first quarter of 2023.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.21 billion at June 30, 2023, compared to $3.36 billion at March 31, 2023 and $3.28 billion at June 30, 2022.

Gross loans decreased $43.9 million, or 1.85%, to $2.33 billion at June 30, 2023, compared to loans of $2.38 billion at March 31, 2023. Loan growth has declined as we have tightened credit underwriting standards and loan terms and borrowers have responded to the increases in interest rates with fewer requests.

Gross loans increased $195.5 million, or 9.1%, from $2.14 billion at June 30, 2022. The increase in gross loans during the second quarter of 2023 compared to the second quarter of 2022 resulted from organic loan growth and was partially offset by a $25.3 million decrease in warehouse lending loans, as we discontinued that line of business in the second quarter of 2023, and a $2.1 million reduction in PPP loan balances during the period. Excluding PPP and warehouse lending loans, gross loans increased $223.0 million, or 10.6%, from June 30, 2022.

Total deposits decreased by $20.6 million, or 0.8%, to $2.60 billion at June 30, 2023, compared to $2.62 billion at March 31, 2023, and decreased $176.8 million, or 6.4%, from $2.78 billion at June 30, 2022. The decrease in deposits during the quarter resulted from a decrease in noninterest-bearing deposits of $77.1 million, offset by an increase in interest-bearing deposits of $56.5 million. The decrease in deposits during the current quarter compared to the prior year quarter resulted primarily from a decrease in noninterest-bearing deposits of $190.3 million and an increase in interest-bearing deposits of $13.5 million.

Nonperforming assets as a percentage of total loans were 0.15% at June 30, 2023, compared to 0.57% at March 31, 2023 and 0.46% at June 30, 2022. Nonperforming assets as a percentage of total assets were 0.11% at June 30, 2023, compared to 0.40% at March 31, 2023, and 0.30% at June 30, 2022. The Bank's nonperforming assets consist primarily of nonaccrual loans. The decrease in nonperforming assets is primarily due to the resolution of several nonperforming assets during the quarter, four of which had outstanding principal balances of $6.7 million and were Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans, acquired in the June 2018 acquisition of Westbound Bank. All of these nonperforming assets were resolved with minimal incurred losses.

Total equity was $297.4 million as of June 30, 2023, compared to $300.3 million at March 31, 2023 and $282.8 million at June 30, 2022. The decrease from the previous quarter resulted primarily from an escalation in accumulated other comprehensive loss of $1.8 million due to fluctuations in the fair value of available for sale securities during the period, by the payment of dividends of $2.7 million and repurchase of Company stock of $8.1 million during the second quarter of 2023. This was partially offset by net income of $9.6 million during the period.

	As of
	2023		2022
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ASSETS
Cash and due from banks	$47,663	$59,030	$52,390	$48,010	$56,545
Federal funds sold	44,950	95,400	47,275	71,875	2,425
Interest-bearing deposits	4,738	3,695	6,802	4,284	12,053
Total cash and cash equivalents	97,351	158,125	106,467	124,169	71,023
Securities available for sale	166,596	173,744	188,927	197,944	196,095
Securities held to maturity	437,292	476,105	509,008	633,386	713,390
Loans held for sale	795	1,260	3,156	2,749	2,770
Loans, net	2,300,882	2,344,240	2,344,245	2,234,782	2,107,658
Accrued interest receivable	11,110	10,443	11,555	10,111	10,144
Premises and equipment, net	56,151	55,457	54,291	54,212	54,437
Other real estate owned	—	38	38	5	—
Cash surrender value of life insurance	41,830	38,619	38,404	38,194	37,979
Core deposit intangible, net	1,633	1,746	1,859	1,973	2,086
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	60,396	64,350	61,385	60,581	53,171
Total assets	$3,206,196	$3,356,287	$3,351,495	$3,390,266	$3,280,913
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$915,462	$992,527	$1,052,144	$1,141,184	$1,105,756
Interest-bearing	1,687,355	1,630,841	1,629,010	1,649,326	1,673,865
Total deposits	2,602,817	2,623,368	2,681,154	2,790,510	2,779,621
Securities sold under agreements to repurchase	20,532	13,338	7,221	7,592	7,871
Accrued interest and other liabilities	30,701	30,125	28,409	27,384	28,033
Line of credit	12,000	—	—	—	—
Federal Home Loan Bank advances	195,000	340,000	290,000	225,000	131,500
Subordinated debentures	47,719	49,186	49,153	51,119	51,053
Total liabilities	2,908,769	3,056,017	3,055,937	3,101,605	2,998,078

Equity attributable to Guaranty Bancshares, Inc.	296,862	299,700	294,984	288,084	282,255
Noncontrolling interest	565	570	574	577	580
Total equity	297,427	300,270	295,558	288,661	282,835
Total liabilities and equity	$3,206,196	$3,356,287	$3,351,495	$3,390,266	$3,280,913

	Quarter Ended
	2023		2022
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
STATEMENTS OF EARNINGS
Interest income	$38,734	$37,144	$35,720	$32,476	$29,120
Interest expense	14,031	11,982	7,362	4,179	2,269
Net interest income	24,703	25,162	28,358	28,297	26,851
Provision for credit losses	—	—	2,800	600	—
Net interest income after provision for credit losses	24,703	25,162	25,558	27,697	26,851
Noninterest income	7,873	4,905	5,122	5,803	6,081
Noninterest expense	20,471	19,967	20,897	20,237	19,694
Income before income taxes	12,105	10,100	9,783	13,263	13,238
Income tax provision	2,529	1,823	1,764	2,363	2,472
Net earnings	$9,576	$8,277	$8,019	$10,900	$10,766
Net loss attributable to noncontrolling interest	5	4	3	3	18
Net earnings attributable to Guaranty Bancshares, Inc.	$9,581	$8,281	$8,022	$10,903	$10,784

PER COMMON SHARE DATA
Earnings per common share, basic	$0.82	$0.69	$0.67	$0.92	$0.90
Earnings per common share, diluted	0.81	0.69	0.67	0.91	0.89
Cash dividends per common share	0.23	0.23	0.22	0.22	0.22
Book value per common share - end of quarter	25.58	25.13	24.70	24.18	23.69
Tangible book value per common share - end of quarter(1)	22.67	22.29	21.85	21.31	20.82
Common shares outstanding - end of quarter(4)	11,603,167	11,925,357	11,941,672	11,915,372	11,912,249
Weighted-average common shares outstanding, basic	11,735,475	11,939,593	11,938,973	11,907,233	11,968,227
Weighted-average common shares outstanding, diluted	11,756,512	12,012,004	12,048,475	12,032,391	12,098,983

PERFORMANCE RATIOS
Return on average assets (annualized)	1.17%	1.01%	0.95%	1.30%	1.35%
Return on average equity (annualized)	12.87	11.18	10.88	14.87	14.85
Net interest margin, fully taxable equivalent (annualized)(2)	3.19	3.24	3.57	3.59	3.61
Efficiency ratio(3)	62.84	66.41	62.42	59.35	59.80

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	As of
	2023		2022
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$295,864	$295,936	$314,067	$289,029	$294,156
Real estate:
Construction and development	345,127	372,203	377,135	391,564	350,024
Commercial real estate	891,883	900,190	887,587	821,941	749,603
Farmland	187,105	190,802	185,817	179,402	166,309
1-4 family residential	496,340	499,944	493,061	467,983	450,929
Multi-family residential	44,385	44,760	45,147	43,025	55,985
Consumer	59,498	60,163	61,394	58,835	56,433
Agricultural	13,447	13,545	13,686	13,917	14,502
Overdrafts	252	270	282	369	435
Total loans(1)(2)	$2,333,901	$2,377,813	$2,378,176	$2,266,065	$2,138,376

	Quarter Ended
	2023		2022
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$31,953	$31,974	$29,235	$28,997	$29,096
Loans charged-off	(224)	(94)	(103)	(418)	(125)
Recoveries	30	73	42	56	26
Provision for credit loss expense	—	—	2,800	600	—
Balance at end of period	$31,759	$31,953	$31,974	$29,235	$28,997

Allowance for credit losses / period-end loans	1.36%	1.34%	1.34%	1.29%	1.36%
Allowance for credit losses / nonperforming loans	894.6	238.4	294.7	313.3	294.4
Net charge-offs / average loans (annualized)	0.03	0.00	0.01	0.07	0.02

NONPERFORMING ASSETS
Nonaccrual loans	$3,550	$13,405	$10,848	$9,330	$9,848
Other real estate owned	—	38	38	5	—
Repossessed assets owned	—	—	—	—	27
Total nonperforming assets	$3,550	$13,443	$10,886	$9,335	$9,875

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.15%	0.57%	0.46%	0.41%	0.46%
Total assets	0.11	0.40	0.32	0.28	0.30

(1) Excludes outstanding balances of loans held for sale of $795,000, $1.3 million, $3.2 million, $2.7 million, and $2.8 million as of June 30 and March 31, 2023 and December 31, September 30, June 30, 2022, respectively.

(2) Excludes deferred loan fees of $1.3 million, $1.6 million, $2.0 million, $2.0 million, and $1.7 million as of June 30 and March 31, 2023 and December 31, September 30, June 30, 2022, respectively.

	Quarter Ended
	2023		2022
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
NONINTEREST INCOME
Service charges	$1,056	$1,077	$1,096	$1,146	$1,070
Net realized (loss) gain on securities transactions	(322)	93	172	—	—
Net realized gain on sale of loans	473	314	310	338	882
Fiduciary and custodial income	630	638	642	576	638
Bank-owned life insurance income	211	214	209	215	207
Merchant and debit card fees	2,121	1,674	1,711	1,738	2,061
Loan processing fee income	142	134	150	192	232
Mortgage fee income	50	68	81	75	102
Other noninterest income	3,512	693	751	1,523	889
Total noninterest income	$7,873	$4,905	$5,122	$5,803	$6,081

NONINTEREST EXPENSE
Employee compensation and benefits	$11,939	$12,264	$12,364	$11,851	$11,730
Occupancy expenses	2,754	2,830	2,770	2,800	2,848
Legal and professional fees	985	583	779	503	773
Software and technology	1,531	1,396	1,525	1,409	1,339
Amortization	149	161	161	166	178
Director and committee fees	201	199	199	213	219
Advertising and promotions	269	267	488	378	320
ATM and debit card expense	739	599	740	723	674
Telecommunication expense	171	183	193	184	187
FDIC insurance assessment fees	522	301	359	272	237
Other noninterest expense	1,211	1,184	1,319	1,738	1,189
Total noninterest expense	$20,471	$19,967	$20,897	$20,237	$19,694

	Quarter Ended June 30,
	2023			2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,363,158	$33,591	5.70%	$2,068,379	$24,587	4.77%
Securities available for sale	175,447	1,205	2.75	267,823	1,473	2.21
Securities held to maturity	455,626	2,831	2.49	596,013	2,666	1.79
Nonmarketable equity securities	28,931	301	4.17	14,128	289	8.20
Interest-bearing deposits in other banks	62,165	806	5.20	74,047	105	0.57
Total interest-earning assets	3,085,327	38,734	5.04	3,020,390	29,120	3.87
Allowance for credit losses	(31,909)			(29,056)
Noninterest-earning assets	219,532			218,106
Total assets	$3,272,950			$3,209,440
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,653,237	$9,946	2.41%	$1,694,363	$1,623	0.38%
Advances from FHLB and fed funds purchased	262,088	3,349	5.13	47,016	190	1.62
Line of credit	7,352	64	3.49	—	—	—
Subordinated debt	48,192	535	4.45	52,326	453	3.47
Securities sold under agreements to repurchase	24,823	137	2.21	9,045	3	0.13
Total interest-bearing liabilities	1,995,692	14,031	2.82	1,802,750	2,269	0.50
Noninterest-bearing liabilities:
Noninterest-bearing deposits	948,083			1,090,288
Accrued interest and other liabilities	30,480			25,090
Total noninterest-bearing liabilities	978,563			1,115,378
Equity	298,695			291,312
Total liabilities and equity	$3,272,950			$3,209,440
Net interest rate spread(2)			2.22%			3.37%
Net interest income		$24,703			$26,851
Net interest margin(3)			3.21%			3.57%
Net interest margin, fully taxable equivalent(4)			3.19%			3.61%

(1) Includes average outstanding balances of loans held for sale of $1.4 million and $2.6 million for the quarter ended June 30, 2023 and 2022, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Six Months Ended June 30,
	2023			2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,375,533	$65,748	5.58%	$2,003,053	$46,859	4.72%
Securities available for sale	179,984	2,273	2.55	377,132	3,091	1.65
Securities held to maturity	479,063	5,881	2.48	393,110	4,151	2.13
Nonmarketable equity securities	28,658	720	5.07	14,678	698	9.59
Interest-bearing deposits in other banks	48,650	1,256	5.21	203,738	214	0.21
Total interest-earning assets	3,111,888	75,878	4.92	2,991,711	55,013	3.71
Allowance for credit losses	(31,922)			(29,628)
Noninterest-earning assets	218,868			215,886
Total assets	$3,298,834			$3,177,969
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,639,003	$17,601	2.17%	$1,702,216	$2,865	0.34%
Advances from FHLB and fed funds purchased	285,963	7,123	5.02	42,395	236	1.12
Line of credit	3,696	64	3.49	1,878	34	3.65
Subordinated debt	48,675	1,075	4.45	41,572	699	3.39
Securities sold under agreements to repurchase	17,937	150	1.69	9,976	5	0.10
Total interest-bearing liabilities	1,995,274	26,013	2.63	1,798,037	3,839	0.43
Noninterest-bearing liabilities:
Noninterest-bearing deposits	977,738			1,059,032
Accrued interest and other liabilities	28,706			24,680
Total noninterest-bearing liabilities	1,006,444			1,083,712
Equity	297,116			296,220
Total liabilities and equity	$3,298,834			$3,177,969
Net interest rate spread(2)			2.29%			3.28%
Net interest income		$49,865			$51,174
Net interest margin(3)			3.23%			3.45%
Net interest margin, fully taxable equivalent(4)			3.22%			3.49%

(1) Includes average outstanding balances of loans held for sale of $1.5 million and $2.9 million for the six months ended June 30, 2023 and 2022, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2023		2022
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Equity attributable to Guaranty Bancshares, Inc.	$296,862	$299,700	$294,984	$288,084	$282,255
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,633)	(1,746)	(1,859)	(1,973)	(2,086)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$263,069	$265,794	$260,965	$253,951	$248,009
Common shares outstanding(1)	11,603,167	11,925,357	11,941,672	11,915,372	11,912,249
Book value per common share	$25.58	$25.13	$24.70	$24.18	$23.69
Tangible book value per common share(1)	22.67	22.29	21.85	21.31	20.82

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as % of Total Equity

(dollars in thousands)	June 30, 2023
Total equity(1)	$297,427
Less: net unrealized loss on HTM securities, tax effected	(27,300)
Total equity, including net unrealized loss on AFS and HTM securities	$270,127

Net unrealized loss on AFS securities, tax effected	16,877
Net unrealized loss on HTM securities, tax effected	27,300
Net unrealized loss on AFS and HTM securities, tax effected	$44,177

Net unrealized loss on securities as % of total equity(1)	14.9%
Total equity before impact of unrealized losses	$314,304
Net unrealized loss on securities as % of total equity before impact of unrealized losses	14.1%

Total average assets	$3,272,950
Total equity to average assets	9.1%
Total equity, adjusted for tax effected net unrealized loss, to average assets	8.3%

(1) Includes the net unrealized loss on AFS securities, tax effected, of $16,877.

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Total average interest-bearing deposits	$1,653,237	$1,624,610	$1,694,363
Adjustments:
Noninterest-bearing deposits	948,083	1,002,793	1,090,288
Total average deposits	$2,601,320	$2,627,403	$2,784,651

Total deposit-related interest expense	$9,946	$7,655	$1,623

Average cost of interest-bearing deposits	2.41%	1.91%	0.38%
Average cost of total deposits (cost of funds)	1.53	1.18	0.23

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss second quarter 2023 financial results on Monday, July 17, 2023 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and Company CFO, and Shalene Jacobson, EVP and Bank CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through July 31, 2023 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of June 30, 2023, Guaranty Bancshares, Inc. had total assets of $3.2 billion, total loans of $2.3 billion and total deposits of $2.6 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com